Exhibit 99.1

Bruker Corporation and PhenomeX Inc. Announce Definitive Agreement for
Bruker to Acquire PhenomeX in All-Cash Transaction

EMPLOYEE FAQ (as of August 18, 2023)

About The Acquisition

1. Why is Bruker acquiring PhenomeX?

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Bruker is acquiring PhenomeX’s due to the complementary offerings of both organizations and its belief that the combination will expand its customer base, increase value for shareholders, and provide additional opportunities for employees. Bruker considers PhenomeX as a pivotal investment in its strategy, Project Accelerate 2.0, which is focused on their Spatial Biology and Cellular Analysis segment.

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Bruker considers the PhenomeX optofluidics and proteomics technologies a key addition to their technology to build out their offerings in single cell biology, proteomics cellular analysis, multi-omics, and clinical phenomics research.

•	Together, we expect that we will be well positioned to bring new, innovative products to market faster than we could achieve on a standalone basis.

2. Who is Bruker?

•	Bruker is a pioneer in high-value life science research and diagnostics instruments.

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Their team has extensive experience in enabling innovation and exploring life and materials at molecular, cellular, and microscopic levels, as well as a strong financial foundation to commercialize pioneering technologies.

•	With Bruker’s capabilities and resources, we will be able to accelerate the rapid development and commercialization of biotherapeutics and other cell-based products.

3. What does this mean for PhenomeX?

•	All of PhenomeX will be acquired by Bruker and fully integrated into the Bruker NANO Group.

•	By combining with Bruker, we will be better positioned to bring new, innovative and life-changing products to market faster than we could achieve on a standalone basis.

4. What are the terms of the acquisition? When will the transaction be completed?

•	As noted in the joint press release issued on August 17, 2023, Bruker will acquire PhenomeX for $1.00 in cash per fully diluted common share, or at an equity value of approximately $108 million.

•	The transaction, which is expected to close early in the fourth quarter of 2023, is subject to approval by our stockholders and satisfaction of customary closing conditions.

5. As part of the strategic alternatives process, were there other bidders/interest in the Company?

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The PhenomeX Board of Directors, with the support of management and legal advisors, announced and executed a robust strategic alternatives process and determined that the transaction with Bruker is the best path forward for the Company in order to maximizing stockholder value.

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The Board and management team is confident in the strategic fit of the combination and believes Bruker’s greater capabilities and resources will help accelerate the rapid development and commercialization of biotherapeutics and other cell-based products.

6. How does the tender process work? What approvals are required prior to finalizing the acquisition?

•	The transaction will be implemented through a tender offer in which Bruker will make an offer directly to our stockholders to buy all of the Company’s shares for $1.00 per share.

•	As long as a majority of the Company’s shares are tendered, Bruker will be able to acquire the remaining shares by means of a merger.

7. When will the transaction be completed?

•	We anticipate completion of the acquisition early in the fourth quarter of 2023.

•	We will communicate any changes to the timeline should that become necessary.

8. What are the integration plans?

•	The members of the PhenomeX and Bruker integration planning teams will be identified in the coming weeks and will share that information with employees.

•	The integration planning team will work hand-in-hand to ensure a smooth transition.

•	Importantly, prior to closing, PhenomeX and Bruker remain separate, independent companies, and it remains business as usual.

About Bruker

9. What are some of the basic stats on Bruker?

•	Bruker (Nasdaq: BRKR), a pioneer in high-value life science research and diagnostics instruments.

•	With annual revenue in excess of $2.8B, Bruker Corporation employs more than 8,500 employees across 90 locations throughout the world to support their globally dispersed customer base.

•	Corporate headquarters are located in Billerica, Massachusetts.

•	BNANO Group, one of Bruker Scientific Instruments’ three operating segments, generates revenue of over $0.8B annually.

•	BNANO Group headquarters is based in San Jose, California.

10. What is Bruker’s culture like?

•	Bruker has a well-defined culture communicated as: Innovation with Integrity combined with Disciplined Entrepreneurialism.

•	The four pillars of their culture are below.

Mission: Customer Success

Our high-performance scientific instruments, life science research and diagnostic solutions, and comprehensive support, enable our customers' discoveries and innovation, and drive their productivity and success.

Values: Integrity & Quality

We value integrity, respect and trust within a fast-paced and dynamic environment built around scientific solutions. Ethical behavior, equal opportunity, inclusivity, compliance and commitment are at the heart of our business.

BRUKER

Driven by Purpose & Passion

We are driven to make important contributions to the health, prosperity and safety of humankind. Via scientific, technological, diagnostic and business innovations, we create sustainable value for our customers, partners, colleagues and shareholders.

Our Unique Culture

We foster a diverse, high-performance culture of **disciplined entrepreneurialism**. We are caring, inclusive and people-oriented. We drive innovation, aim for breakthroughs, operate with discipline and good processes, all with passion and commitment.

Next Steps

11. What can PhenomeX employees expect between now and close?

•	It is imperative that our teams stay focused on delivering on our 2023 business priorities.

•	We have several innovative products underway, and it is important to remain focused on providing the service and commitment that our customers and stakeholders have come to expect.

•	We also have great momentum in the market globally with Beacon Quest. We all need to support the commercial team with what they need to execute on this key product launch.

12. Will there be a reduction in force before or after we are acquired by Bruker?

•	There is no planned reduction in force/layoffs between now and close of the acquisition.

•	The integration planning team, including members from both PhenomeX and Bruker, will work together to define the post-close organizational structure.

13. What will happen to our brand?

•	PhenomeX will be integrated into the BNANO Group.

•	During the integration planning process, Bruker will determine if there will be a change to the company name.

Workforce Integration Planning

14. Will my job change as a result of this acquisition?

•	Prior to closing, PhenomeX and Bruker remain separate, independent companies and it remains business as usual.

•	There are a number of details that will be worked out during the integration planning process, and we will keep you updated as there are key developments.

15. How will PhenomeX be structured post-close?

•	We will identify the members of the PhenomeX and Bruker integration planning teams in the coming weeks and will share that information with employees once available.

•	The integration planning team will work hand-in-hand to define the post-close organizational structure and ensure a smooth transition.

•	There are a number of details that will be worked out during the integration planning process, and we will keep you updated as there are key developments.

Compensation & Equity

16. What happens to my existing PhenomeX equity awards (RSUs, options, and restricted shares)?

•	If you hold PhenomeX RSUs, at the closing, each of your outstanding RSUs (including unvested RSUs) will be cancelled in exchange for a cash payment equal to $1.00.

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If you hold PhenomeX options, at the closing, each of your outstanding options (including unvested options) will be cancelled in exchange for a cash payment equal to $1.00 less the per share exercise price. Any outstanding options with a per share exercise price of $1.00 per share or more will be cancelled for no consideration.

•	If you hold PhenomeX restricted shares, at the closing, each of your outstanding restricted shares will be cancelled in exchange for a cash payment equal to $1.00.

•	The payments for your equity award(s) will be paid to you through payroll (less any applicable tax withholdings) shortly following the closing.

17. What happens if I am currently enrolled in the PhenomeX ESPP?

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On September 6, 2023 (the regularly scheduled ESPP purchase date), all outstanding purchase rights under the PhenomeX ESPP will automatically be exercised, in accordance with the terms of the ESPP, and then the ESPP shall terminate.

•	All shares you have acquired under the ESPP prior to the closing will be treated as all other shares in connection with the transaction.

•	No new ESPP offering or purchase periods will commence.

Benefits

18. How will this acquisition impact my benefits?

•	Between now and the closing, your PhenomeX benefits will continue uninterrupted.

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Bruker has committed to continue some employee benefits, that are comparable in the aggregate, for a one-year period following the closing of the transaction to either your PhenomeX employee benefits at the closing or the employee benefits provided to similar situated employees at Bruker.

19. I’ve got vacation scheduled in the next month or so. Can I still take it?

•	Until the transaction closes, we will continue to operate as usual, and we will continue to manage time off in accordance with our existing policies.

•	Approval for any vacation requests should be done in coordination with your manager.

Performance Management and Goal Setting

20. Should I still complete the 2023 goal-setting process in ADP?

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Yes, as we will continue to drive towards our 2023 corporate business priorities, and it is important that the broader organization continue to stay focused on the deliverables that will help PhenomeX achieve the targets we committed to.

Business Operations

21. How will this acquisition impact any current customers, partnerships or services?

•	There should not be any impact to any of our customer, partnerships, or services at this time.

•	We will operate as usual between now and closing. It is imperative that we remain focused on execution.

22. How will being acquired impact any of our relationships with existing partners and vendors?

•	We have a communication plan to reach out to each of our partners and vendors.

•	Existing contracts remain unchanged, and we foresee no changes to any of our existing external relationship through the close of this transaction.

23. What should I say if a customer asks about the transaction?

•	Until the transaction closes, we continue to operate as usual and that should translate to our stakeholders and relationships.

•	We have a communication plan to reach out to our customers regarding today’s announcement.

•	It is imperative that we remain focused on execution and delivering for our customers.

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If you receive questions, please refer to the press release announcing the transaction, and if they have questions beyond what has been provided in the release, please direct them to your functional leader.

24. What will happen with pending offers of employment?

•	We plan to onboard all individuals to whom we have already made offers of employment.

Additional Questions

25. Can I trade PhenomeX stock during the integration planning period?

•	Employees may trade in PhenomeX stock, subject to applicable insider trading rules and policies, and any blackout periods.

26. Can I reach out to employees/friends/colleagues at Bruker to discuss the transaction and how we will work together?

•	No. Until the transaction closes, there are very clear restrictions about information that can be shared between Bruker employees and PhenomeX employees.

•	Please remember that until the transaction closes, Bruker and PhenomeX remain separate, independent companies and we continue to operate as usual.

•	You should not have discussions with Bruker employees outside of the formal integration planning process that the integration planning team has approved.

•	Once the transaction closes, we will provide additional guidance about what types of information can be shared.

27. Where can I get more information about the transaction?

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If you have additional questions, please reach out to your manager or HR business partner. You can also send questions to PhenomeXCommunications@phenomex.com, and we will route them to the appropriate person for a response.

33. What should I do if I receive a call from a reporter or investor?

It’s imperative that we communicate consistently during this integration planning period. Do not respond to any calls or inquiries from reporters or investors. Direct any external requests to Suzanne Hatcher, Sr. Vice President of Communication & Investors Relations at [___].

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Additional Information about the Transaction and Where to Find It

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bruker Corporation, a Delaware corporation (“Parent”), and Bird Mergersub Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”) will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”), and PhenomeX Inc., a Delaware corporation (the “Company”) will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC.

Investors and Company security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Parent and Merger Sub with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by the Company with the SEC, in their entirety when they become available, because they will contain important information, including the terms and conditions of the offer.

Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. In addition, a copy of the tender offer statement and other related documents filed with or furnished to the SEC by Parent or Merger Sub may be obtained free of charge on Parent’s website at ir.bruker.com, and a copy of the solicitation/recommendation statement and other related documents filed with or furnished to the SEC may be obtained free of charge on the Company’s website at investors.phenomex.com.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of the Company.

All statements, other than statements of historical facts, including statements concerning the Company’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential” “predict,” “project,” “seek,” “should,” “strategy,” “target,” or “will” or the negatives of these terms or variations of them or similar terminology.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the proposed transaction will not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in accordance with the proposed transaction; uncertainty as to the percentage of Company stockholders that will support the proposed transaction and tender their shares in the offer; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; the possibility that the proposed transaction will not be completed in the expected timeframe or at all; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally.

A further list and descriptions of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including in the sections captioned “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” and “Item 1A. Risk Factors,” and in the Company’s subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC. Copies of these filings are available online at www.sec.gov or investors.phenomex.com.